Exhibit 99.1

Investor Contact David Martin 717.612.5628 damartin@harsco.com	Media Contact Susan Firey 717.975.3886 sfirey@harsco.com

FOR IMMEDIATE RELEASE

HARSCO COMPLETES SUCCESSFUL DEBT REPRICING;
TRANSACTION PROVIDES SIGNIFICANT INTEREST COST SAVINGS AND STRENGTHENS FINANCIAL FLEXIBILITY

CAMP HILL, PA (December 11, 2017 ) . . . Harsco Corporation (NYSE: HSC) (the “Company”) announced today the amendment of its existing senior secured credit facilities in order to, among other things, reduce the interest rate applicable to the $546 million of term loans outstanding, improve certain covenants and extend the maturity date by a year until December 2024. Goldman Sachs, Citigroup, HSBC, Merrill Lynch, RBC, U.S. Bank and KeyBanc acted as joint bookrunners and joint lead arrangers for the amendment. Under the amendment, the new effective interest rate is LIBOR plus 300 basis points, a reduction of 200 basis points.

“We are very pleased to have completed this repricing, which provides interest cost and cash flow benefits of approximately $11 million annually and additional flexibility to pursue our strategic priorities.” said Pete Minan, Senior Vice President and Chief Financial Officer. “This successful transaction is reflective of the positive momentum within our underlying businesses and progress in strengthening our capital structure.”

About Harsco Corporation
Harsco Corporation is a diversified industrial company providing a range of onsite services and engineered products to the global steel, energy and railway sectors. Harsco’s common stock is a component of the S&P SmallCap 600 Index and the Russell 2000 Index. Additional information can be found at www.harsco.com.

# # #